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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

Collegiate Pacific Completes Dixie Sporting Goods Transaction

DALLAS--(BUSINESS WIRE)--July 26, 2004--Collegiate Pacific, Inc. (AMEX: BOO):

    --  Early Close Facilitates Road Sales Force Training

    --  FY05 Consolidated Sales to Exceed $90M

    --  Company emerges from transaction debt - free

Collegiate Pacific, Inc. (AMEX: BOO) today announced the completion of its acquisition of Dixie Sporting Goods of Richmond, Virginia. The purchase price was approximately $6 million, payable primarily in cash, and includes the potential for an earnout payment of up to an additional $1 million based on Dixie's future operating results. The Company financed the cash portion of the transaction from existing cash on hand. The company intends to file a Report on Form 8 K with the SEC shortly which will contain additional information about the transaction.

Dixie Sporting Goods is the nation's largest independent team sports distributor with annualized sales of approximately $18 Million. When combined with the Company's recent acquisition of Kesslers Team Sports, Collegiate Pacific now operates the nation's #1 and #2 team sports distributors. Each of Collegiate Pacific's acquired and organic properties service the institutional (non - retail) sporting goods channel and remain largely unaffected by fluctuations in consumer spending that often impact the retail sales channel.

In discussing the transaction, Michael Blumenfeld, CEO of Collegiate Pacific, stated: "We are pleased to have concluded this acquisition ahead of schedule, and to be complimenting our senior management team with Kenneth and Michael Caravati. Dixie will contribute substantially as we build upon our proprietary manufacturing and distribution platform. With the inclusion of Dixie, the Company expects FY05 (starting July 1, 2004) consolidated revenue to exceed $90M vs. $39M+ in FY04. The Company anticipates that operating income for FY05 will exceed $8M vs. $3M+ in FY04."

"The combination of Dixie with our recently acquired Kesslers Team Sports and Tomark Sports properties brings the road sales force to 125 highly trained and productive salesmen. The next several months will be spent introducing this sales force to Collegiate's base of more than 3500 factory - direct products, with the Company's National Sales Meeting July 29-31 serving as the launching pad for this effort. Our intent is to generate incremental operating and earnings leverage through the infusion of CP proprietary products into these newly acquired sales teams. Initial results from the first three months with the Kesslers' sales force have been promising."

"The completion of Dixie extends Collegiate's reach to more than 75,000 institutional accounts, and gives the Company #1 market position nationally in the distribution of team uniforms, and the direct distribution of team and school equipment. The Company has emerged from this transaction free of debt and with considerable resources for both internal and external expansion. While internal focus will remain on the production of 20-25% organic growth in our core units, Collegiate's primary external focus will now turn towards the acquisition of select companies who manufacture proprietary products consumed by a large percentage of our customers. Feeding new products into our growing distribution pipeline of catalogs, telesales and road sales professionals is an attractive prospect."

"Since the Company's birth in 1998, the intention has been to create a one-stop sporting goods resource for schools and teams throughout the United States. The combination of the Company's factory direct equipment platform with Kesslers' and Dixie's branded team uniform platform allows Collegiate Pacific to service the complete athletic needs of the institutional space. With a full pipeline of both internal and external related activities on the horizon we look forward to the continued maximization of this platform for the benefit of our employees and shareholders."

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Collegiate Pacific is the nation's fastest-growing manufacturer and supplier of sports equipment primarily to the institutional markets and through recent acquisitions is now the nation's number one team sports dealer. Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

For additional information contact Adam Blumenfeld at 972-243-0879.

SOURCE: Collegiate Pacific

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August 10, 2004

VIA ELECTRONIC TRANSMISSION
Securities & Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

      Re:   Collegiate Pacific Inc. (the "Company")
            Commission File No. 0-17293
            Form 8-K

Dear Commissioners:

      On behalf of the Company, we are transmitting for filing an electronic copy of the Company's Report on form 8-K. Please call the undersigned at (214) 774-1200 if you have any questions.

                                                     Sincerely yours,

                                                     /s/
                                                     ---------------------------

                                                     Michael R. Dorey

                                                     mdorey@lidjidorey.com

                                                     214.774.1200

Enclosures

cc:   Collegiate Pacific Inc.
      Grant Thornton LLP
      Brian M. Lidji